UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tii Network Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value per share.

(2)	Aggregate number of securities to which transaction applies: As of May 31, 2012, 15,127,115 shares of common stock were outstanding and 769,500 shares of common stock were subject to options that will be exchanged for cash in the merger.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 15,127,115 shares of common stock, $.01 par value per share, at $2.15 per share, and (B) 769,500 shares of common stock underlying outstanding stock options with exercise prices less than $2.15 per share multiplied by $0.78 (which is the difference between $2.15 per share and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $33,123,507.25

	(5)	Total fee paid: $3,795.95
☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Tii Network Technologies, Inc.

141 Rodeo Drive

Edgewood, New York 11717

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 31, 2012

July 5, 2012

This supplement (this “supplement”) supplements the definitive proxy statement dated June 26, 2012 (the “proxy statement”), initially mailed to you on or about June 29, 2012, by Tii Network Technologies, Inc., a Delaware corporation (the “Company”) for a special meeting of stockholders of the Company to be held on July 31, 2012 at 10:00 a.m. local time, at the Sheraton Long Island Hotel located at 110 Vanderbilt Motor Parkway, Hauppauge, New York. This supplement includes Annexes A, B, and C to the proxy statement, which were inadvertently not included in the proxy statement previously mailed to you. At the special meeting you are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 13, 2012 (the “merger agreement”), by and among the Company, Kelta, Inc. (“Kelta”), a Delaware corporation, and Kelta Networks, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Kelta, providing for the merger (the “merger”) of Merger Sub with and into the Company with the Company continuing as the surviving corporation. Defined terms used and not otherwise defined herein have the same meanings as set forth in the proxy statement.

After careful consideration, the board of directors of the Company has unanimously approved the merger agreement and declared it to be advisable and in the best interests of the Company and its stockholders. The board of directors of the Company unanimously recommends that all stockholders vote “FOR” approval of the proposal to approve and adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding executive compensation and “FOR” approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

The Annexes to the proxy statement, entitled “Annex A – Agreement and Plan of Merger”, “Annex B – Opinion of OEM Capital Corp.”, and “Annex C – Section 262 of the General Corporation Law of the State of Delaware”, which were inadvertently not included in the proxy statement previously mailed to you on or about June 29, 2012, are set forth below. These annexes should be read in connection with the proxy statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the proxy statement. Page numbers referenced herein correspond to page numbers in the proxy statement mailed to stockholders of the Company.

QUESTIONS AND ADDITIONAL INFORMATION

If you have more questions about the merger or how to submit your proxy or if you need additional copies of the proxy statement, this supplement or the proxy card or voting instructions, please call our proxy solicitor Georgeson Inc., toll free at (888) 219-8320.

VOTING AND REVOCATION OF PROXIES

Any stockholder of record of Company common stock entitled to vote at the special meeting may submit a proxy in any of the following ways:

•	In person – Attend the special meeting and cast your vote there;
•	By mail – Sign and date the proxy card you received with the proxy statement and return it in the prepaid reply envelope, which requires no postage if mailed in the United States;
•	Internet – Go to http://www.envisionreports.com/Tii and follow the on-screen instructions; or
•	Telephone – Call 1-800-652-VOTE (8683) and follow the instructions provided.

To vote online or by telephone, have your proxy card in front of you when voting as you will be asked to provide certain information located on your proxy card.

You may enter your voting instructions via the Internet or telephone up until 1:00 a.m., Eastern time, on July 31, 2012. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is consummated, instructions will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If your shares of Company common stock are beneficially owned and held in nominee or “street name” through a bank, brokerage firm or other nominee, you should follow the instructions on the enclosed voting form provided by or on behalf of your bank, brokerage firm or other nominee to direct that entity on how to vote your shares of Company common stock. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must obtain and, provide at the special meeting, a legal proxy from your bank, brokerage firm or other nominee.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the enclosed proxy card, you may specify whether your shares of Company common stock should be voted “FOR,” “AGAINST,” or “ABSTAIN” with respect to any or all of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve and adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding executive compensation and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If you are a stockholder of record, you have the right to revoke a proxy at any time before it is exercised by submitting a later-dated proxy through any of the methods above available to you to vote your shares, by giving written notice of revocation to our Secretary by the time the special meeting begins or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, revoke any previously submitted proxy.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE PROXY CARD IN THE REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including the proxy statement, by going to the Investor Relations section of our website, www.tiinetworktechnologies.com. The information provided on our website is not part of this supplement and, therefore, is not incorporated herein by reference.

Statements contained in this supplement, or in any document incorporated by reference in this supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this supplement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed with the SEC on March 30, 2012);
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 (filed with the SEC on May 15, 2012);
•	Current Reports on Form 8-K filed with the SEC on March 22, 2012, March 27, 2012, April 17, 2012 (as amended on April 19, 2012), May 14, 2012 and May 17, 2012; and
•	Definitive Proxy Statement for our 2012 annual meeting of stockholders (filed with the SEC on April 17, 2012).

Any person, including any beneficial owner of shares of Company common stock, to whom this supplement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document by written or telephonic request directed to our Secretary, Stacey L. Moran, at 141 Rodeo Drive, Edgewood, New York 11717, telephone (631) 789-5000, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

You should rely only on the information contained or incorporated by reference in this supplement to vote your shares of Company common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this supplement. This supplement is dated July 5, 2012. You should not assume that the information contained in this supplement is accurate as of any date other than that date.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Kelta, Inc.,

a Delaware corporation,

Kelta Networks, Inc.,

a Delaware corporation,

and

Tii Network Technologies, Inc.,

a Delaware corporation

Dated as of May 13, 2012

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

LIST OF EXHIBITS

Exhibit A	Form of Acceptable Confidentiality Agreement

Exhibit B	Consents – Section 5.6

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 13, 2012, by and among Kelta, Inc., a Delaware corporation (“Parent”); Kelta Networks, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Tii Network Technologies, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.15.

Recitals

A.           Parent, Merger Sub, and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.           The Board of Directors of Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Company and its stockholders (the “Company Stockholders”) and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company Stockholders approve and adopt this Agreement.

C.           The Board of Directors of Parent (the “Parent Board”) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of Parent and its stockholders and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby.

D.           The Board of Directors of the Merger Sub has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Merger Sub and Parent, as its sole stockholder, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby and (iii) recommended that Parent, as its sole stockholder, approve and adopt this Agreement.

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

Description of Transaction

1.1.          Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2.          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3.          Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Edwards Wildman Palmer LLP, 750 Lexington Avenue, New York, New York 10022 at 10:00 a.m. local time on a date to be designated by the Parties (the “Closing Date”), but no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 5 and 6 (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date the Parties shall file a certificate of merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger, in each case in forms approved by Parent and Company, which approvals shall not be unreasonably withheld. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed by the Parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.4.         Certificate of Incorporation and Bylaws; Directors and Officers.

At the Effective Time:

(a)          the certificate of incorporation of the Company shall be applicable to the Surviving Corporation until thereafter amended in accordance with (i) the DGCL, (ii) the Company Organizational Documents and (iii) the terms of this Agreement;

(b)          the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with (i) the DGCL, (ii) the Company Organizational Documents and (iii) the terms of this Agreement; and

(c)          the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5.         Effects on Shares.

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any Company Stockholder:

A-2

(a)          Each share of the common stock of the Company, $.01 par value (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares to be cancelled pursuant to Section 1.5(d) and any Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the Per Share Merger Consideration in cash upon compliance with the requirements set forth in Section 1.7. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Per Share Merger Consideration provided under this Article 1 or their right to the fair value of their Appraisal Shares under Section 262, as the case may be.

(b)          The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding incentive or nonqualified option to purchase Company Common Stock (“Company Stock Options”) under the Company’s 1994 Non-Employee Director Stock Option Plan, as amended, 1995 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, 2003 Non-Employee Director Stock Option Plan, as amended, 2008 Equity Compensation Plan, or any other employee share option or compensation plan, agreement or arrangement of the Company shall become fully exercisable and vested. At the Effective Time, each In the Money Option shall be canceled and the holder thereof shall be entitled to receive, as soon as reasonably practicable after the Effective Time, a cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such In the Money Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such In the Money Option (the “Option Merger Consideration”). The Company shall take all necessary and appropriate actions so that all Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Per Share Merger Consideration, shall be validly and effectively canceled at the Effective Time without any cash payment being made in respect thereof and without any other consideration. Compliance with the terms of this Section 1.5(b) shall be deemed to have fully satisfied all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration, if any, pursuant hereto.

(c)          The Company shall take all necessary and appropriate actions so that, at the Effective Time, each share of Company Common Stock granted subject to vesting or other restrictions pursuant to any of the Company Benefit Plans (collectively, “Restricted Shares”) which is then outstanding shall vest in full and become free of such restrictions. At the Effective Time, each holder of Restricted Shares shall be entitled to receive the Per Share Merger Consideration with respect to each such Restricted Share, less any applicable withholding taxes, including any withholding taxes required in respect of the vesting of such Restricted Shares. The Per Share Merger Consideration paid with respect to Restricted Shares provided under this Article 1 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to Restricted Shares, and on and after the Effective Time each holder of a Restricted Share shall have no further rights with respect to any Restricted Shares, other than the right to receive the Per Share Merger Consideration.

(d)          Each share of Company Common Stock then owned by the Company as treasury stock and each share owned by Parent, Merger Sub, or any other direct or indirect wholly owned Subsidiary of Company, Parent or Merger Sub shall be canceled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

A-3

(e)          Each share of the stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive one duly authorized, validly issued, fully paid and nonassessable share of common stock of Surviving Corporation, so that, after the Effective Time, Parent shall be the only holder of all of the issued and outstanding common stock of Surviving Corporation.

1.6.         Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Per Share Merger Consideration as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to the Paying Agent or to the Surviving Corporation or Parent, such shares of Company Common Stock shall be cancelled and shall be exchanged for the Per Share Merger Consideration with respect to the Company Common Stock formerly represented thereby.

1.7.         payment for Certificates.

(a)          (i)On or prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall make available to the Paying Agent cash sufficient for the payment of the Per Share Merger Consideration for all issued and outstanding shares of Company Common Stock, including Restricted Shares, (except for the Appraisal Shares or as set forth in Section 1.5(d)) less the amounts provided for in Section 1.7(a)(ii)(B) (collectively, such cash being referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs. To the extent the Payment Fund diminishes for any reason below the amount required to make prompt payment of the amount required to be paid with respect to any of the shares of Company Common Stock not yet surrendered pursuant to Section 1.7(b), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund to ensure that it is, at all times, maintained at a level sufficient to make such payments.

(ii)         At the Effective Time, Parent shall deliver to the Company:

A-4

(A)         with respect to Company Stock Options that remain outstanding at the Effective Time, the aggregate amount set forth on the “Option Merger Consideration” schedule included in Part 1.7(a)(ii)(A) of the Company Disclosure Schedule as to such Company Stock Options, and the Surviving Corporation shall as promptly as practicable pay to the holders of such Company Stock Options the respective amounts set forth opposite such holders’ respective names on such schedule, less any required federal, state, local and foreign Tax withholding, which the Surviving Corporation shall cause to be paid to the applicable Taxing Authorities within the required period; and

(B)         an aggregate amount equal to the federal, state, local and foreign Taxes required to be withheld with respect to the accelerated vesting of all Restricted Shares as to which there was no valid election under Section 83(b) of the Code, as mutually agreed to by the Parties prior to Closing (or if there shall be no such agreement prior to Closing, as determined by Surviving Corporation after Closing), which the Surviving Corporation shall cause to be paid to the applicable Taxing Authorities within the required period.

(b)          As soon as reasonably practicable after the Effective Time, but in any event within five Business Days following the Effective Time, the Paying Agent shall mail to the record holders of Company Common Stock, including Restricted Shares (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of such holder’s Company Stock Certificates and Book Entry Shares in exchange for the Per Share Merger Consideration. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration. The Company Stock Certificate or Book Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen, or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of the Per Share Merger Consideration require the owner of such lost, stolen, or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Paying Agent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent, or the Surviving Corporation with respect to such Company Stock Certificate.

(c)          Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates, Book Entry Shares or Restricted Shares as of the date one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to Parent for payment of the Per Share Merger Consideration.

A-5

(d)          Each of the Paying Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Stock Option such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)          Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or Company Stock Options or to any other Person for any cash amounts properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

1.8.         Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

1.9.         Appraisal rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (i) not voted in favor of the Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL (“Section 262”) as to appraisal rights and (iii) not effectively withdrawn or lost such holder’s rights to appraisal (each, an “Appraisal Share”), if any, shall not be converted into the right to receive the Per Share Merger Consideration payable pursuant to Section 1.5, but instead at the Effective Time shall become the right to payment, solely from the Surviving Corporation, of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder (A) fails to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, (B) fails to establish his entitlement to appraisal rights as provided in the DGCL, or (C) fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall be forfeited and cease and each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Per Share Merger Consideration and the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Appraisal Shares. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

A-6

ARTICLE 2

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Documents, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature or (ii) the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

2.1.        Organization and Good Standing.

(a)          The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under each of the Company Contracts. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)          Part 2.1(b) of the Company Disclosure Schedule lists the Company and each of its Subsidiaries and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company and any Subsidiary that is 100% owned directly by the Company, its stockholders or other equity holders. All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each of Company’s Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all Encumbrances and free of any other restriction, except for restrictions imposed by applicable securities laws. The Company has made available to Parent copies of the certificate or articles of incorporation, by-laws, and other organizational documents (collectively, “Organizational Documents”) of the Company and each of its Subsidiaries, as currently in effect.

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2.2.        Authority; No Conflict.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, subject to obtaining the Required Stockholder Vote, and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby (the “Contemplated Transactions”) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Stockholder Vote”)). The Company Board has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company Stockholders approve and adopt this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Legal Requirement affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b)          Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will (with or without notice or lapse of time or both):

(i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) any resolution adopted by the board of directors or the stockholders of the Company or any of its Subsidiaries;

(ii)         assuming that all consents, approvals, authorizations and actions described in Part 2.2(c) of the Company Disclosure Schedule have been obtained and all filings and notifications described in Part 2.2(c) of the Company Disclosure Schedule have been made, contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by any of the Company or any of its Subsidiaries, is subject;

(iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries;

(iv)         contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Company Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company; or

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(v)          result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries;

except, in the case of clauses (ii) and (iv) for any such conflicts, violations, breaches, defaults, or other occurrences that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Person, except (A) as set forth in Part 2.2(c) of the Company Disclosure Schedule, (B) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” Legal Requirements (“Blue Sky Laws”), (C) filing the Certificate of Merger as required by the DGCL, (D) the filing in definitive form of the Proxy Statement, (E) the filing with the SEC of such reports under the Exchange Act and Securities Act, and the rules and regulations thereunder, as may be required by this Agreement, the Merger and the Contemplated Transactions, (F) the filing of applications with, and compliance with requirements of, Nasdaq and (G) where failure to obtain such other Consents, or to make such other filings or notifications, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

2.3.        Authorized Capital.

(a)          The authorized capital stock of the Company consists of thirty million (30,000,000) shares of Company Common Stock and one million (1,000,000) shares of Company Preferred Stock.

(b)          As of the date hereof:

(i)          15,119,752 shares of Company Common Stock are issued and 15,102,115 shares are outstanding (the “Outstanding Shares”), including 777,505 Restricted Shares, all of which have been duly authorized and validly issued, and are fully paid and nonassessable,

(ii)         1,882,200 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to the Company’s employee stock plans, and

(iii)        948,668 shares of Company Common Stock are reserved for issuance pursuant to awards not yet granted or other Company Benefit Plans.

(c)          No shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes, or other indebtedness or, except for (A) the Company Common Stock, (B) Company Stock Options and (C) Restricted Shares, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

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(d)          Part 2.3(d) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of each option (including each Company Stock Option), stock appreciation right, warrant or other right, award of restricted shares of Company Common Stock, Contract, arrangement, or commitment of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries (each, a “Company Stock-Based Right”), setting forth with respect to each such Company Stock-Based Right: the name of the holder thereof; the Plan under which such Company Stock-Based Right was granted, if any; the number of shares of Company Common Stock subject to such Company Stock-Based Right; the per-share price at which such Company Stock-Based Right may be exercised or the shares of Company Common Stock subject to such Company Stock-Based Right were sold or issued; and the grant and expiration dates. Each outstanding Company Stock-Based Right was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price or price at which shares were originally issued or sold, to the extent applicable, at least equal to the fair market value of a share of Company Common Stock on the grant date.

(e)          All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable. Neither the Company nor any of its Subsidiaries has any Contract or other obligation to repurchase, redeem, or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution, or otherwise) in any of the Company’s Subsidiaries or any other Person. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement relating to securities. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business.

(f)          Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable and each such share owned by the Company or any of its Subsidiaries is free and clear of all Encumbrances.

2.4.        SEC Documents. The Company has filed with or furnished to the SEC all reports, forms, certifications, schedules, registration statements, and definitive proxy statements (including exhibits and other information incorporated therein) required to be filed by it with the SEC since January 1, 2009 (the “Applicable Date”) and on or prior to the date hereof (collectively with the Company’s Form 10-Q for the quarter ended March 31, 2012, “Company SEC Documents”). Each Company SEC Document, at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and, in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing SEC review.

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2.5.         Financial Statements.

(a)          Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Documents was prepared in accordance with GAAP, and fairly presents, in all material respects, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (but only if, in the case of interim financial statements included in the Company SEC Documents since the Company’s most recent annual report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such annual report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The consolidated balance sheet included in the Company’s most recent Annual Report on Form 10-K is referred to herein as the “Company Balance Sheet”. The financial statements referred to in this Section 2.5 reflect the consistent application of GAAP throughout the periods involved, except insofar as may have been required by a change in GAAP, SEC rule or applicable Legal Requirement or as otherwise disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since the Applicable Date have been, required by GAAP to be included in the consolidated financial statements of the Company.

(b)          Part 2.5(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent complete and correct copies of, the documents creating or governing all of the Company’s Off-Balance Sheet Arrangements.

2.6.         No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet, (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Company Balance Sheet that, individually or in the aggregate, are not material, (c) liabilities or obligations incurred in connection with the Contemplated Transactions or as permitted or contemplated by this Agreement or (d) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to exceed $500,000.

2.7.         Absence of Certain Changes and Events. Except (i) as set forth in Part 2.7 of the Company Disclosure Schedule, (i) for the Contemplated Transactions or (ii) as permitted or contemplated by this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business consistent with past practice, and there has not occurred any:

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(a)          effect, event or change that would reasonably be expected to have a Company Material Adverse Effect;

(b)          sale, transfer, distribution, abandonment or other disposal of, or mortgage, pledge or imposition of any Encumbrance on any property (including real estate) or other assets of the Company and its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice or (ii) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice;

(c)          declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of the Company or any of its Subsidiaries (other than dividends or other distributions paid to the Company by its Subsidiaries), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any capital stock or other securities of, or other ownership interest in, the Company or any of its Subsidiaries, except pursuant to the Company Stock-Based Rights outstanding as of the date of this Agreement;

(d)          split, combination or reclassification of any capital stock of the Company;

(e)          change in financial or tax accounting methods, principles or practices by the Company or its Subsidiaries, except insofar as may have been required by a change in GAAP, SEC rule or applicable Legal Requirement;

(f)          Tax election or revocation or change to any material Tax election or the settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries;

(g)          granting by the Company or any of its Subsidiaries to any director or employee of any award or bonus or other compensation, except to the extent accrued on the Company Balance Sheet or pursuant to a Company Benefit Plan;

(h)          granting by the Company or any of its Subsidiaries to any employee of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as required under any employment, severance or termination agreements set forth on Part 2.7 of the Company Disclosure Schedule (the “Termination Severance Agreements”);

(i)          entry by the Company or any of its Subsidiaries into any (or amendment in any material respect of any existing) employment, severance or termination agreement with any employee, director or officer of the Company or any of its Subsidiaries;

(j)          entry by the Company or any of its Subsidiaries into any consulting agreement with any Person;

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(k)          acceleration of the vesting of any option issued by the Company or any of its Subsidiaries to acquire capital stock of the Company or any of its Subsidiaries, except as provided by the terms of the agreement pursuant to which it was issued or as contemplated in this Agreement;

(l)          capital expenditures by the Company or any of its Subsidiaries, taken as a whole, in excess of $35,000 individually or $450,000 in the aggregate;

(m)          establishment, amendment or termination of any collective bargaining agreement to which the Company or any of its Subsidiaries is a party;

(n)          acceleration of accounts receivable other than in the ordinary course of business consistent with past practice;

(o)          general delay of payments by the Company or any of its Subsidiaries to vendors or others to whom the Company owes payments (except for disputed payments);

(p)          making of loans to any Persons other than in the ordinary course of business consistent with past practice or loans to any of its Subsidiaries;

(q)          settlement of any action, complaint, claim, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or Governmental Entity, to which the Company or any of its Subsidiaries are a party or any of their respective properties is subject;

(r)          acceleration of the payment, right to payment or vesting under any benefit, retirement, profit sharing or deferred compensation plan or other compensation arrangement of the Company or any of its Subsidiaries;

(s)          incurrence of any indebtedness under the Company Credit Facility or any other indebtedness (other than in the ordinary course of business);

(t)          granting by the Company or any of its Subsidiaries of any license or sublicense of any rights under or with respect to any Intellectual Property that is material to the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice;

(u)          establishment, amendment or contribution to any insurance, pension, retirement, profit sharing, stock bonus, multi-employer or other benefit plan covering any of the current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries, except pursuant to Legal Requirements or pursuant to such benefit plan;

(v)          establishment of, or entering into, or financial commitment or contribution to, or amendment to the terms of, or termination of, any joint venture, partnership agreement or similar arrangement or any contract involving a sharing of profits, losses, business or opportunities with any other Person; or

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(w)          any agreement or commitment by the Company or any of its Subsidiaries to do any of the foregoing.

2.8.        Intellectual Property; Privacy.

(a)          [REMOVED AND RESERVED].

(b)          The Company and its Subsidiaries collectively own all right, title, and interest in, or have the valid right to use, all of the Company IP, free and clear of all Encumbrances, and there are no obligations or covenants to, or restrictions from any other Persons affecting the use, enforcement, transfer, or licensing of the Owned Company IP by the Company and its Subsidiaries.

(c)          The Company and its Subsidiaries are the sole and exclusive beneficial owners, and, with respect to applications, patents, and registrations, record owners, of all the Owned Company IP. All employees of the Company and any of its Subsidiaries have an obligation, either contractually or legally, to assign any Intellectual Property which they generate in the course of their employment to the Company or a Subsidiary. To the Knowledge of the Company, all Owned Company IP has been assigned to the Company or a Subsidiary.

(d)          The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted or as proposed to be conducted.

(e)          The Owned Company IP and, to the Knowledge of the Company, Licensed Company IP, are valid, subsisting, and enforceable.

(f)          No Owned Company IP or Licensed Company IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Intellectual Property.

(g)          Use by the Company and its Subsidiaries of any Company IP, and the conduct of their respective businesses, does not infringe, misappropriate, or otherwise violate any rights of any Person, and no proceeding is pending or, to the Knowledge of the Company, has been threatened or asserted against the Company and its Subsidiaries with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP. To the Knowledge of the Company, there is no valid basis for any such claim.

(h)          Neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated any Intellectual Property of any Third Party.

(i)          To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries in or to any Company IP. No Proceeding is pending or has been threatened or asserted by the Company or any of its Subsidiaries against any Person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP.

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(j)          The Company and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information. Each Person presently or previously employed by the Company or any of its Subsidiaries (including independent contractors and consultants, if any) who has or had access to confidential or proprietary information or any Trade Secret has executed a confidentiality and nondisclosure agreement.

(k)          The consummation of the Contemplated Transactions, and compliance by the Company with the provisions of this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional amounts or the Consent of any Person in respect of, or result in the creation of any Encumbrance in or upon, any Company IP.

2.9.        Property; Sufficiency of Assets. The Company and its Subsidiaries (i) have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets used in or necessary for the conduct of their business as currently conducted and as proposed to be conducted, including good and valid title to all real property and other tangible assets reflected in the latest audited financial statements included in the Company SEC Documents as being owned by the Company and its Subsidiaries or acquired after the date thereof (other than property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (A) Encumbrances for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (B) Encumbrances for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Encumbrances incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations and (C) Encumbrances incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby (clauses (A) – (C), collectively, “Permitted Liens”), and (ii) are collectively the lessee of all property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries and are in possession of such properties, and each lease for such property is valid and in full force and effect without material default thereunder by the lessee or the lessor. Part 2.9 of the Company Disclosure Schedule sets forth a true and complete list of each lease, sublease or license under which Company or any of its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor which is a lease of real property or any interest in real property and which property is material to the Company.

2.10.      Taxes.

(a)          Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, all Tax Returns filed by (or that include on a consolidated basis) the Company or any of its Subsidiaries were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects complete and correct and filed on a timely basis.

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(b)          Except as set forth in Part 2.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are due and payable by them (whether or not shown as due on any Tax Return). The Company and each Subsidiary has made payments of estimated Taxes sufficient in amount to avoid under applicable law any underpayment penalties or interest.

(c)          The Company and each of its Subsidiaries have complied with all applicable Legal Requirements relating to the payment, collection and withholding of Taxes (including withholding and reporting requirements under the Code or Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other Legal Requirements) and have, within the times and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and paid over to proper Governmental Bodies all amounts required to be so withheld and paid.

(d)          Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, there is no claim, audit, action, suit, proceeding or investigation currently pending against or with respect to the Company or any of its Subsidiaries (or any Tax Return of the Company or any of its Subsidiaries) in respect of any Taxes, and no written or unwritten notice of such an audit, action, suit, proceeding or investigation has been received by the Company or any of its Subsidiaries and, the Company has no Knowledge of any threatened audits, actions, suits, investigations, proceedings or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes. No issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Part 2.10(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments, or similar commissions received by the Company or any of its Subsidiaries from any Taxing Authority since January 1, 2009. The U.S. income Tax Returns of the Company and its Subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service (the “IRS”) for all years, or all years are otherwise closed (by virtue of the expiration of the relevant statute of limitations), through the taxable year ended June 30, 2000.

(e)          The charges, accruals, and reserves with respect to Taxes on the respective books as of December 31, 2011 of the Company and each of its Subsidiaries are adequate to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the Tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Company and its Subsidiaries for federal income tax purposes. There exists no proposed assessment of Taxes against the Company or any of its Subsidiaries except as disclosed in Part 2.10(e) of the Company Disclosure Schedule.

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(f)          No Encumbrances for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

(g)          Part 2.10(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, any Tax-sharing agreement, Tax-allocation agreement, Tax-indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any Taxing Authority) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(h)          Except as set forth in Part 2.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(i)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(j)          No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(k)          Neither the Company nor any of its Subsidiaries has received or been the subject of a Tax Ruling or a request for Tax Ruling. Neither the Company nor any of its Subsidiaries has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date. “Tax Ruling” means a written ruling of a Governmental Body relating to Taxes. “Closing Agreement” means a written and legally binding agreement with a Governmental Body relating to Taxes.

(l)          Part 2.10(l) of the Company Disclosure Schedule lists, and the Company has made available to Parent, complete and correct copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company or any of its Subsidiaries, for all taxable periods that have ended.

(m)          Part 2.10(m) of the Company Disclosure Schedule lists, and Company has provided to Parent complete and correct copies of, all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which have been received by the Company or any of its Subsidiaries with respect to Taxes.

(n)          Neither the Company nor any of its Subsidiaries has (i) applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of the Code or corresponding or similar provision of state, local, or foreign Tax law); (ii) any Knowledge that any Taxing Authority has proposed or purported to require such adjustment or change in accounting method, and the Company has no Knowledge or belief that any such adjustment under Section 481 of the Code (or any similar provision of the Code or corresponding or similar provision of state, local, or foreign Tax law) will be required of the Company or any of its Subsidiaries upon completion of, or by reason of the Merger.

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(o)          As of December 31, 2011, the Company and its Subsidiaries had federal and state net operating loss carryovers available to offset income, the amounts of which net operating loss carryovers and the dates on which they arose, are set forth in Part 2.10(o) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has undergone an ownership change (within the meaning of Section 382(g)(1) of the Code) since January 1, 2007.

(p)          As of December 31, 2011, the Company and its Subsidiaries had Tax credit carryovers available to offset future Tax liability of at least $392,000. The amount of the Tax credit carryovers, and the nature of those Tax credits and years in which they arose, which would be available for the Company and each of its Subsidiaries (if there is no ownership change (within the meaning of Section 382(g)(1) of the Code) as a result of the Merger) are set forth in Part 2.10(p) of the Company Disclosure Schedule.

(q)          No election under Section 338 of the Code has been made by or with respect to the Company or any of its Subsidiaries or any of their respective assets or properties.

(r)          Neither the Company nor any of its Subsidiaries has engaged in any transactions with Affiliates that would require the recognition of income by the Company or any of its Subsidiaries with respect to such transaction for any period ending on or after the Closing Date.

(s)          No transfer Taxes or other similar Taxes will be payable due to the Merger or any other Contemplated Transaction.

(t)          The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any Company Contract, Company Benefit Plan, program, arrangement, or understanding currently in effect.

(u)          There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company or any Subsidiary to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Part 2.10(u) of the Company Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.

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(v)          No claim has been made since January 1, 2010 by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Entity is or may be subject to taxation by that jurisdiction.

(w)          Neither the Company nor any of its Subsidiaries (A) has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise. Neither the Company nor any of its Subsidiaries has been included in any “consolidated”, “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or any of its Subsidiaries are the only members).

(x)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iv) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(y)          Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(z)          Neither the Company nor any of its Subsidiaries has ever been a party to a “reportable transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign law.

(aa)         Neither the Company nor any of its Subsidiaries has been a United States real property interest within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(bb)         The unpaid Taxes of the Company and its Subsidiaries, if any, (i) did not materially exceed any payables or liabilities for Taxes that are reflected or reserved against on the Company’s balance sheet as of December 31, 2011 (and included in the Company Financial Statements) and (ii) do not materially exceed any such payables or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011. Since December 31, 2011, the Company and each of its Subsidiaries has only incurred liabilities for Taxes arising in the ordinary course of business.

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(cc)         Part 2.10(cc) of the Company Disclosure Schedule lists all Tax grants, abatements, or incentives granted or made available by any Governmental Body for the benefit of the Company and its Subsidiaries, and, to the Knowledge of the Company, any conditions relating to the continued availability of such Tax grants, abatements, or incentives to the Company and its Subsidiaries, or, to the Knowledge of the Company, events or circumstances which could impair the ability of Parent or the Company and its Subsidiaries to utilize such Tax grants, abatements, or incentives following the Closing Date.

(dd)         The Company and each of its Subsidiaries has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and of sufficient information to enable it to compute correctly its liability to Tax in so far as it relates to any event occurring on or before the Closing Date.

2.11.      Employee Benefits.

(a)          Part 2.11(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) each bonus or other incentive compensation, stock option, stock purchase, or other equity-related award, deferred compensation, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other material fringe benefit plan, program, agreement or arrangement, in each case which is maintained or contributed to by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee or director of the Company or its Subsidiaries (and any eligible dependent and beneficiary thereof) or with respect to which the Company or any Subsidiary has any liability, contingent or otherwise (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, true, correct and complete copies of the following documents (if applicable), have been delivered to Purchaser or its counsel: (i) the most recent plan document constituting the Company Benefit Plan and all amendments thereto, and any related trust documents (including a description of any unwritten Company Benefit Plan), (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the most recent fiscal year, (iv) the most recent Internal Revenue Service determination letter, (v) the financial statements and actuarial valuations for the most recent fiscal year (including Financial Accounting Standards Board report nos. 87, 106 and 112), and (vi) all material notices given to a Company Benefit Plan, the Company, any Subsidiary of the Company or any ERISA Affiliate by the Internal Revenue Service, United States Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Body, if any, relating to such Company Benefit Plan, (vii) a description of any non-written Company Benefit Plan.

(b)          The Company and its Subsidiaries have performed and complied in all material respects with all of their respective obligations under or with respect to the Company Benefit Plans, and each Company Benefit Plan complies and has been administered and operated in compliance in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the Code and ERISA.

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(c)          None of the Company Benefit Plans is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and neither the Company nor any of its ERISA Affiliates have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan”. None of the Company Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Sections 412, 430 and 436 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA Affiliates have ever had any obligation to or liability for (contingent or otherwise) with respect to any such Company Benefit Plan. No Company Benefit Plan is a “multiple employer plan”, as defined in Section 413 of the Code, and neither the Company, any Subsidiary of the Company, nor any of their ERISA Affiliates has maintained, sponsored, contributed to or been required to contribute to or any such “multiple employer plan”. Each Company Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, is so qualified and has received a favorable determination letter from the Internal Revenue Service and nothing has occurred with respect to such Company Benefit Plan since the date of such determination letter which could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code. There is no pending or, to the Knowledge of the Company, threatened Action relating to the Company Benefit Plans, the assets of any trust under any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan with respect to the administration or operation of such Benefit Plan, other than routine claims for benefits, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Action. To the Knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan that would reasonably be expected to subject the Parent, Company, any Subsidiary or the Surviving Corporation to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, including, without limitation any tax or penalty imposed by Section 4975 of the Code or Sections 409 or 502(l) of ERISA.

(d)          All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Company Benefit Plan have been made within the time periods prescribed by applicable Legal Requirements or by the terms of such Company Benefit Plan or any agreement relating thereto to the respective Company Benefit Plan, and all contributions, liabilities or expenses of any Company Benefit Plan (including workers’ compensation) for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the relevant balance sheet in accordance with GAAP on or prior to the Closing Date.

(e)          Neither the Company nor any Subsidiary of the Company has an obligation to make any reimbursement or other payment to any Person with respect to any tax imposed under Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

(f)          Except as set forth on Part 2.11(f) of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Company or any Subsidiary, (ii) increase any benefits payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, except as set forth on Part 2.11(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has announced any type of plan or binding commitment to create any additional Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Company Benefit Plan or agreement with any current or former employee or director.

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2.12.      Compliance with Legal Requirements; Governmental Authorizations. The Company and its Subsidiaries are, and at all times since January 1, 2009 have been, in material compliance with each material Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets. No event has occurred that (with or without notice or lapse of time or both) (a) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries, to comply with applicable Legal Requirements, or (b) may give rise to any material obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2009 any notice or other written communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.13.      Environmental Matters.

(a)          Except for such violations, activities and Actions as would not, collectively, reasonably be expected to have a Company Material Adverse Effect, and except as set forth in Part 2.13 of the Company Disclosure Schedule:

(i)          neither the Company nor any of its Subsidiaries is, to the Company’s Knowledge, the subject of any investigation by any Governmental Body, and neither the Company nor any of its Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, relating to any liability or remedial action under any applicable Environmental Laws;

(ii)         the Company and its Subsidiaries have for the past five years complied, and are currently in compliance with, all Environmental Laws;

(iii)        neither the Company nor any of its Subsidiaries has manufactured, treated, stored, disposed of, generated, handled or released any Hazardous Substances in a manner that has given or is reasonably expected to give rise to any liability to the Company or any of its Subsidiaries under Environmental Laws; and

(iv)         to the Knowledge of the Company, no Hazardous Substances have been Released from or otherwise come to be located at any Facility in a manner that has given rise to any liability to the Company or any of its Subsidiaries under Environmental Laws.

(b)          the Company and its subsidiaries have made available to Parent and Merger Sub copies of all environmental assessments, investigations, audits, studies, and other environmental reports in its possession that relate to any Facilities.

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(c)          As used in this Agreement:

(i)          “Environmental Law” means any foreign, federal, state, or local law, statute, rule, or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision, or order pertaining to (A) treatment, storage, disposal, generation, and transportation of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances or solid, medical, mixed, or hazardous waste, (B) air, water, and noise pollution, (C) groundwater and soil contamination, (D) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances, or solid, medical, mixed, or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals, (E) the protection of wildlife, marine life, and wetlands, including all endangered and threatened species, (F) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles, (G) health and safety of employees and other Persons, or (H) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive, or hazardous materials or substances or oil or petroleum products or solid, medical, mixed, or hazardous waste.

(ii)         “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

(iii)        “Hazardous Substance” means any substance that is (A) listed, classified, regulated, or which falls within the definition of a “hazardous substance,” “hazardous waste,” or “hazardous material” pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, PCBs, radioactive materials, or radon, or (C) any other substance which is the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

2.14.      Legal Proceedings.

(a)          Except as disclosed in the Company SEC Documents or as set forth on Part 2.14(a) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) that has been commenced by or against the Company or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries and that is reasonably likely to result in a Company Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of the Company or any of its Subsidiaries pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b)          There are no Orders outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are material to the Company or any of its Subsidiaries.

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2.15.      Contracts; No Defaults.

(a)          Part 2.15(a) of the Company Disclosure Schedule contains a complete and correct list of the following written and, to the Knowledge of the Company, oral contracts and agreements to which Company or any of its Subsidiaries is a party, other than contracts with Parent, PSMX LLC and Kelta Logistics LLC (collectively, whether or not so listed, the “Material Contracts”): (i) all contracts and agreements, including the purchase or sale of assets (other than relating to purchases and sales of inventory in the ordinary course of business) which involve or are reasonably expected to involve aggregate payments or expenditures by or to Company or any of its Subsidiaries during the fiscal year ending December 31, 2012 in excess of $100,000; (ii) all Company indebtedness (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business) and all mortgages, security agreements, capital leases or similar agreements, in each case in excess of $50,000 or that creates an Encumbrance other than a Permitted Lien on any material asset of the Company or any Company Subsidiary; (iii) all contracts and agreements containing covenants not to compete (A) binding on Company or any of its Subsidiaries or (B) restricting other Persons for the benefit of Company or any of its Subsidiaries or (C) which otherwise restrict competition granted by Company or any of its Subsidiaries in favor of a third Person; (iv) all contracts and agreements granting to any Person an exclusive right to manufacture, distribute or sell any Company product in any geographical region, as to any customer or as to any market (v) contracts and agreements under which Company or any of its Subsidiaries is obligated to indemnify any Person other than (A) the Company’s and its Subsidiaries’ respective Organizational Documents and (B) other agreements entered into in the ordinary course of business; (vi) contracts and agreements to loan money or extend credit to any other Person in excess of $20,000, other than in the ordinary course of business; (vii) joint venture, partnership agreements or similar arrangements or contracts involving a sharing of profits, losses, business or opportunities with any other Person; (viii) all other contracts not otherwise covered in clauses (i) – (vii) of this Section 2.15(a) which are material contracts (as defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to be performed after the date of this Agreement; and (ix) all contracts which are shareholder rights agreements or which otherwise provide for the issuance of any securities in respect of this Agreement or the Merger; and (x) all contracts and agreements which, upon or as a result of the consummation of any of the Contemplated Transactions, will (either alone or upon the occurrence of any additional acts or events, including the notice or the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing.

(b)          With respect to the Material Contracts, (i) such Material Contracts are in full force and effect and are valid, binding and enforceable against Company or its Subsidiaries, as applicable, and, to the Knowledge of Company, each other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Legal Requirement affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law), and (ii) Company and its Subsidiaries, and, to the Knowledge of Company, each other party thereto, have complied in all material respects with all respective covenants and provisions of the Material Contracts.

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(c)          Except to the extent set forth in Part 2.15(c) of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Company or any of its Subsidiaries, on the one hand, and Company’s directors, officers, Affiliates (other than wholly-owned Subsidiaries of Company) or other Persons, on the other hand.

(d)          There are no contractual restrictions in the Material Contracts that prohibit Company or any of its Subsidiaries from transferring cash (or cash equivalents) between accounts outside of and inside the United States or that limit Company’s free use of such cash.

(e)          (i) Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, violated or breached in any material respect, or committed any material default under, any Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any material default under, any Material Contract; (ii) to the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time) will or could reasonably be expected to (A) result in a violation or breach, in any material respect, of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release, or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate, or modify in any material respect any Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

2.16.      Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are adequate and otherwise customary for companies of similar size and financial condition in the industry in which the Company operates. Part 2.16 of the Company Disclosure Schedule provides a true and complete list of all insurance policies (including information on the premiums payable in connection therewith) maintained by the Company and its Subsidiaries.

2.17.      Labor and Employment Matters. Except as disclosed in Part 2.17 of the Company Disclosure Schedules:

(a)          neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization;

(b)          neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment or any other matter;

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(c)          no strike, work stoppage, or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened;

(d)          no complaint, charge, or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or employment practices (including charges of unfair labor practices) or working conditions is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(e)          no grievance is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(f)          neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices;

(g)          no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; and

(h)          the Company and each of its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employees and the engagement of leased employees, consultants, and independent contractors, including all Legal Requirements regarding discrimination, harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation, and employment practices.

2.18.      Interests of Officers and Directors. To the Knowledge of the Company, none of the officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates (other than the Company and its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries, or in any supplier, distributor, or customer of the Company and its Subsidiaries, or any other relationship, Contract or understanding with the Company and its Subsidiaries, except as disclosed in the Company SEC Documents filed prior to the date hereof and except for the normal rights of a stockholder and rights under the Company Benefit Plans, the Company Stock Options and Restricted Shares.

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2.19.      Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Anticorruption Laws. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, directors, officers, managers, employees, agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purposes of taking any of the actions in clause (a) above. The Company and each of its Subsidiaries and, to the Knowledge of the Company, their Affiliates have at all times since January 1, 2009 conducted their respective businesses in compliance with the FCPA (including the recordkeeping provisions of the FCPA) and all similar Legal Requirements, domestic and foreign, and the Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and with all similar Legal Requirements, domestic and foreign.

2.20.      Takeover Provisions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Company is a party or by which it or, to Company’s Knowledge, its stockholders are otherwise bound, that at the Effective Time will be applicable to the Contemplated Transactions. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 3.2(d), the Company Board has taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover Laws of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the Company’s Organizational Documents, is, or at the Effective Time will be, applicable to the this Agreement or the Contemplated Transactions.

2.21.      Brokers. No broker, finder, investment banker, or other Person (other than OEM Capital Corp.) is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent copies of all Company Contracts between the Company and OEM Capital Corp. pursuant to which such firm would or may be entitled to any payment relating to the Contemplated Transactions.

2.22.      Controls and Procedures; Nasdaq Compliance.

(a)          Company has (i) established and, since January 1, 2009, has maintained a system of “internal control over financial reporting” (as defined in Rule 13a-15(f)) under the Exchange Act) and “disclosure controls and procedures” (as defined in Rule 13a-15(e)) and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses of which Company has Knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

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(b)          Company is in material compliance with the applicable listing and governance rules of Nasdaq.

(c)          To the Knowledge of the Company, each of KPMG LLP and Marcum LLP, each of which has expressed its opinion with respect to the audited financial statements contained in the Company SEC Documents, is and has been “independent” (under applicable rules then in effect) with respect to the Company and each Subsidiary of the Company within the meaning of Regulation S-X of the Exchange Act since the appointment of KPMG LLP or Marcum LLP, as applicable, in that capacity.

(d)          Since January 1, 2009, Company has not received any oral or written notification of any “significant deficiency” or “material weakness”, each term as defined in Rule 12b-2 of the Exchange Act, in Company’s internal controls over financial reporting.

2.23.      Proxy statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.24.      Opinion of Financial Advisor. The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of OEM Capital Corp. dated as of the date hereof, to the effect that, as of such date, and based on the assumptions, qualifications, and limitations contained therein, the Per Share Merger Consideration to be received by the Company Stockholders for each share of Company Common Stock pursuant to the Merger is fair to the Company Stockholders from a financial point of view.

ARTICLE 3

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub, joint and severally, represents and warrants to the Company as follows:

3.1.        Organization and Good Standing.

(a)          Each of Parent and Merger Sub are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or Merger Sub is a party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and Merger Sub are duly qualified to do business as foreign corporations or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

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(b)          Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

3.2.        Authority; No Conflict.

(a)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b)          Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both):

(i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub; and

(ii)         contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is or may be subject.

(c)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with, or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or Blue Sky Laws, (B) filing of a certificate of merger as required by the DGCL, and (C) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(d)          Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, other than as contemplated by this Agreement.

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3.3.          Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.4.          Financing. Each of Parent’s and Merger Sub’s obligation to consummate the Merger is not subject to any financing contingency or condition and at Closing Parent will have sufficient and immediately available funds (including through availability under Parent’s current credit facilities) to pay the Per Share Merger Consideration for all outstanding shares of Company Common Stock and the Option Merger Consideration under Article 1, in full, at the Closing.

3.5.          Litigation. There is no action pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries seeking to prevent, hinder, modify, delay or challenge the Contemplated Transactions. Neither Parent nor any of its subsidiaries nor any of their respective properties is subject to any outstanding Order that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Contemplated Transactions.

3.6.          Brokers. No broker, finder, investment banker, or other Person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of Parent, Merger Sub or any of their respective subsidiaries.

3.7.          Management Arrangements. As of the date hereof, neither Parent nor Merger Sub, nor any of their respective Affiliates, has entered into any contract, agreement, arrangement or understanding with any of the officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates, that is currently in effect or that would become effective in the future (upon consummation of any of the Contemplated Transactions or otherwise).

3.8.          Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Contemplated Transactions, Parent and Merger Sub have each relied upon its own investigation and analysis and the Company SEC Documents, and Parent and Merger Sub acknowledge and agree that (a) except for the specific representations and warranties of the Company contained in this Agreement and matters disclosed in the Company SEC Documents (as qualified by the Company Disclosure Schedule and the Company SEC Documents pursuant to the introductory paragraph to Article 2), none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics and (b) to the fullest extent permitted by applicable Legal Requirements, none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their respective Affiliates or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom) to Parent or Merger Sub, their respective Affiliates or Representatives, except for the Company and then as and only to the extent expressly set forth in this Agreement; provided, however, that nothing herein shall relieve or release the Company, its Affiliates or any of their controlling persons from liabilities or responsibilities arising out of fraud by any such Person.

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ARTICLE 4

Certain Covenants

4.1.        Operation of the Company’s Business.

(a)          During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article 7 hereof (the “Pre-Closing Period”) (except with the prior written Consent of Parent, which Consent shall not be unreasonably withheld, delayed or conditioned) the Company shall, and shall cause each of its Subsidiaries to:

(i)          ensure that each of the Company and each of its Subsidiaries (A) conducts its business in the ordinary course of business consistent with past practice and (B) complies in all material respects with all applicable Legal Requirements and all Material Contracts (which for the purpose of this Section 4.1 shall include any Contract that would be a Material Contract if existing on the date of this Agreement); and

(ii)         use commercially reasonable efforts to ensure that the Company and each of its Subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain, in all material respects, their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries, respectively.

(b)          Except as otherwise contemplated by this Agreement, as is reasonably necessary for the Company to take all actions required by this Agreement or as set forth in Part 4.1(b) of the Company Disclosure Schedule, during the Pre-Closing Period (except with the prior written Consent of Parent, which Consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)          take any action that, had it occurred prior to the date of this Agreement would have violated Section 2.7(q) or been disclosed on Part 2.7(q) of the Company Disclosure Schedule;

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(ii)         (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities or (D) take any action that would result in any material change of any term (including any conversion price thereof) of any debt security of the Company or any of its Subsidiaries;

(iii)        issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with their present terms);

(iv)         amend or propose to amend its Organizational Documents or effect or, except as permitted under Section 4.4, become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction;

(v)          except as permitted under Section 4.4, acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Entity or division thereof;

(vi)         other than in the ordinary course of business consistent with past practice, acquire any material assets or a license therefor, or make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $200,000 in the aggregate;

(vii)       except in the ordinary course of business consistent with past practice, enter into, amend, or terminate any lease or sublease of real property (whether as a lessor, sublessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

(viii)      sell, grant a license in, or otherwise subject to any Encumbrance or otherwise dispose of any of its material properties or assets, other than the sale of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

(ix)         incur any indebtedness of the Company, including indebtedness under the Company Credit Facility, or repurchase, prepay, or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

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(x)          make any loans, advances, or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(xi)         (A) pay, discharge, settle, or satisfy any material claims or Legal Proceeding (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger, or any other Contemplated Transaction or otherwise) or (B) waive, release, grant, or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (C) commence any material Legal Proceeding (other than to enforce any rights under this Agreement);

(xii)        enter into any Material Contract:

(A)         except in the ordinary course of business consistent with past practice;

(B)         if consummation of the Contemplated Transactions or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any material provision of such Contract; or

(C)         that in any way purports to materially restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to materially limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area.

(xiii)      amend, modify, change, or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, release, or assign any rights or claims thereunder, in each case other than in the ordinary course of business;

(xiv)        except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xv)         increase or grant in any material manner the compensation or benefits of, or pay any bonus, severance or termination payment to, any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries, except for such increases, grants or payments that were disclosed to Parent prior to the date of this Agreement;

(xvi)        except as contemplated by this Agreement or required to comply with Legal Requirements or any Contract or Company Benefit Plan in effect on the date of this Agreement and disclosed in Part 2.11(a) of the Company Disclosure Schedule:

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(A)         pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries any benefit, including severance or termination payments, not provided for under any Contract or Company Benefit Plan in effect on the date of this Agreement,

(B)         except as required by the terms of any applicable Company Benefit Plan, grant any awards under any Company Benefit Plan (including the grant of Company Stock Options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or restricted stock units or the removal of existing restrictions in any Contract or Company Benefit Plan or awards made thereunder),

(C)         take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Contract or Company Benefit Plan,

(D)         take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan,

(E)         adopt, enter into, or amend any Company Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, or

(F)         make any material determination under any Company Benefit Plan that is not in the ordinary course of business consistent with past practice;

(xvii)      (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by the Company or any of its Subsidiaries, (B) settle or compromise any material Legal Proceeding relating to any Tax, (C) make, change, or revoke any Tax election, (D) make any change to its method of reporting income, deductions, or other Tax items for Tax purposes, (E) enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability or (F) waive any statute of limitations in respect of Taxes or right to any extension of time with respect to a Tax assessment or deficiency;

(xviii)     except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets, or make any changes in financial or Tax accounting methods, principles, or practices;

(xix)        take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in the failure of the conditions set forth in Section 5.1 to be satisfied as of the Closing;

(xx)         fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

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(xxi)        increase the size of the Company Board; or

(xxii)      authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

(c)          Other than the requirement of consent of Parent contained in Section 4.1(a) and (b), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ respective operations prior to the Effective Time. Prior to the Effective Time, consistent with the terms and conditions of this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall exercise complete control over its and its subsidiaries’ respective businesses and operations.

4.2.         Access and Investigation.

(a)          During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) provide Parent and Parent’s Representatives with reasonable access, upon reasonable notice to the Company’s Chief Financial Officer, during normal business hours to the Representatives of the Company and its Subsidiaries, personnel and assets, books, records, Tax Returns, work papers, and other documents, and additional financial, operating, and other data and information regarding the Company and its Subsidiaries, and provide copies thereof to Parent, in each case as Parent may reasonably request and (ii) cause its officers to confer regularly with Parent concerning the status of the Company’s business as Parent may reasonably request. In addition, during the Pre-Closing Period, the Company shall promptly provide Parent with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s management, including copies of the unaudited monthly consolidated financial statements; and (B) any other written reports or other written materials requested by Parent.

(b)          Notwithstanding Section 4.2(a), but subject to Section 4.4(b)(iii), the Company shall not be required to provide such access if it determines that it would unreasonably disrupt or impair the business or operations of the Company or any of its Subsidiaries. Nothing in this Agreement (except Section 4.4(b)(iii)) shall require the Company or any of its Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement. Nothing in this Agreement (except Section 4.4(b)(iii)) shall require the Company or any of its Subsidiaries to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or any of its Subsidiaries, would result in: (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) any violation of any Legal Requirement relating to the sharing of information between competitors, it being understood that the Company and its Subsidiaries shall provide extracts, summaries, aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure.

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(c)          Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed under this Agreement, including, without limitation, this Section 4.2.

4.3.         Notification.

(a)          During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i)          the discovery by the Company of any event, condition, fact, or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

(ii)         any event, condition, or fact that occurs, arises, or exists after the date of this Agreement and that would have caused or constituted a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence, or discovery of such event, condition or fact;

(iii)        any material breach of any covenant of the Company under this Agreement;

(iv)         any event, condition or fact that would make the timely satisfaction of any of the conditions set forth in Article 5 or Article 6 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(v)          (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any material Legal Proceeding or material claim threatened, commenced, or asserted against or with respect to the Company or any of its Subsidiaries or the Contemplated Transactions.

(b)          No notification given to Parent pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of the Company contained in this Agreement.

4.4.         No Solicitation.

(a)          Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, directly or indirectly, and shall not authorize or permit any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries directly or indirectly to, (i) solicit, initiate, or knowingly encourage the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

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(b)          Section 4.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions with, any Person in response to an unsolicited Acquisition Proposal that is, or is reasonably likely to result in, a Superior Proposal that is submitted to the Company by such Person if (i) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Legal Requirements, (ii) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of the confidentiality agreement attached hereto as Exhibit A (an “Acceptable Confidentiality Agreement”), and (iii) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(c)          The Company shall promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal, or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest, or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest, or request and any modification or proposed modification thereto.

(d)          On execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(e)          The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that the Company may permit a proposal to be made under a standstill agreement if the Board determines, in good faith, after consultation with outside counsel, that failure to take such actions would be inconsistent with its fiduciary duties under applicable Legal Requirements.

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(f)          Nothing contained in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act or from otherwise making any disclosure to the Company Stockholders that is required by applicable Legal Requirements or if the Board concludes in good faith, after consultation with its outside legal advisors, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Legal Requirements.

4.5.         Proxy Statement.

(a)          As soon as reasonably practicable following, and in no event later than sixteen (16) Business Days after the date of this Agreement, the Company shall prepare the Proxy Statement and cause it to be filed with the SEC. Parent shall furnish all information concerning it as the Company may reasonably request in connection with the preparation of the Proxy Statement and any amendment thereto. Company shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, and both the Company and Parent shall cooperate to respond promptly to any comments of the SEC or its staff. The Company will cause the Proxy Statement to be mailed to the Company Stockholders a sufficient time prior to the Company Stockholders Meeting, which shall be held as promptly as practicable following the date the Company is able to file its definitive Proxy Statement with the SEC. The Company shall cause all documents that it is responsible for filing with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Company shall provide Parent with copies of all correspondence between Company and its Representatives on the one hand and the SEC and its staff on the other hand. Notwithstanding anything to the contrary herein, before filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall discuss with Parent, and include in such document or response, comments reasonably proposed by Parent.

(b)          If at any time prior to the Company Stockholder Meeting either Party becomes aware of any event, circumstance or change of information which is required to be set forth in an amendment or supplement to the Proxy Statement, it shall promptly inform the other Party, the Parties shall cooperate in filing such amendment or supplement with the SEC, and the Company shall, if required, mail that amendment or supplement to stockholders of Company.

(c)          The Company will advise Parent, promptly after it receives notice thereof, of any request by the staff of the SEC for amendment of the Proxy Statement or comments thereon or responses thereto.

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4.6.         Company Stockholders Meeting; alternative acquisition proposals.

(a)          The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”), shall submit such proposal to such holders at the Company Stockholders Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders Meeting (other than a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act), without the prior written Consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company (in consultation with Parent) shall set a single record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date (whether in connection with the Company Stockholders Meeting or any adjournment or postponement thereof) without the prior written Consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company Stockholders Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable following the date the Company is able to file its definitive Proxy Statement with the SEC. Subject to Section 4.6(c), the Proxy Statement shall include the recommendation of the Company Board that the Company Stockholders vote to adopt this Agreement at the Company Stockholders Meeting (the recommendation of the Company Board being referred to as the “Board Recommendation”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Legal Requirements. Subject to Section 4.6(c), the Company shall use its best efforts to solicit and obtain the Required Stockholder Vote.

(b)          Subject to Section 4.4 and Section 4.6(c), neither the Company Board nor any committee thereof shall: (i) withdraw or modify the Board Recommendation in a manner adverse to Parent (a “Change in Recommendation”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

(c)          Notwithstanding anything to the contrary contained in Section 4.6(b), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Change in Recommendation, or enter into an Alternative Acquisition Agreement, if: (i) after the date of this Agreement, a bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Company and is not withdrawn; (ii) such bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement; (iii) at least four (4) Business Days prior to any meeting of the Company Board at which the Company Board will consider and determine whether such offer is a Superior Proposal, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the Company Board (including a copy of any draft definitive agreement reflecting the offer), and the identity of the Person making the offer; (iv) the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such offer constitutes a Superior Proposal; (v) the Company Board does not effect, or cause the Company to effect, a Change in Recommendation at any time within four (4) Business Days after written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal is deemed given pursuant to Section 8.10; (vi) prior to effecting such Change in Recommendation, or, approving or recommending such Superior Proposal or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company shall, and shall cause its Representatives to, during such four (4) Business Day period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate) to enable Parent to propose in writing a binding offer to effect revisions to the terms and conditions of this Agreement, as would alleviate the need for a Change of Recommendation, or such approval, recommendation or termination; (vii) at the end of such four (4) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by Section 4.6(c)(vi) or otherwise); and (viii) the Company Board determines in good faith, after consultation with outside legal counsel, that, in light of such Superior Proposal, the failure to effect a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 4.6(c) shall apply to such revised offer as if it were a new offer hereunder).

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4.7.         Cooperation; Regulatory Approvals.

(a)          Parent and the Company shall cooperate fully with each other and shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, Parent and the Company (i) shall use commercially reasonably efforts to make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) following written notice by Parent to the Company identifying the Consent to be obtained, shall use commercially reasonable efforts to obtain each such identified Consent required to be obtained (pursuant to any applicable Legal Requirement, Material Contract or Contracts with customers) by such Party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Company during the Pre-Closing Period.

(b)          The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other Party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger.

(c)          A copy of the written opinion of the Company’s financial advisor described in Section 2.24 shall be delivered to Parent promptly following receipt thereof by the Company.

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4.8.         Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or any of the other Contemplated Transactions and neither shall issue any press release or make any public statement or disclosure regarding the Merger or any of the other Contemplated Transactions without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required of the Company by applicable Legal Requirements or by obligations pursuant to any listing agreement with, or request by, any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other Party about, and allow the other Party reasonable time to comment in advance on, such press release, public announcement, or disclosure; provided, however, that the Company may, without prior consultation with Parent, issue any public release or announcement, contemplated by, or with respect to any action taken pursuant to, Section 4.4, as required by applicable Legal Requirements.

4.9.         Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five days prior to the Closing Date.

4.10.      Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.11.      Indemnification of Officers and Directors.

(a)          From and after the Effective Time, Parent and/or Merger Sub shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless the current directors and officers of the Company to the fullest extent permitted under applicable Legal Requirement and the Organizational Documents (and Parent and/or Merger Sub shall cause the Surviving Corporation to, and the Surviving Corporation shall, also advance expenses to such persons as incurred to the fullest extent permitted under applicable Legal Requirement and the Organizational Documents; provided, that, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Company and any of its Subsidiaries (collectively, the “Indemnified Persons”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any action, arbitration, audit, hearing, litigation, suit or other similar proceeding (whether civil, criminal, administrative or governmental) (each an “Action”), arising out of or pertaining to any action or omission or matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, to the same extent as provided in the Organizational Documents, or any other applicable contract, in effect on the date hereof, provided, that, the Surviving Corporation shall not be required to provide indemnification to the Indemnified Persons with respect to claims initiated by the Indemnified Person, and not by way of defense, counterclaim or cross claim, except for (i) actions or proceedings brought by an Indemnified Person to establish a right under or to enforce an Indemnified Person’s entitlement to indemnification, (ii) such actions approved by the Company Board, or (iii) as otherwise required under applicable Legal Requirement.

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(b)          For six years from the Effective Time, Parent and/or Merger Sub shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for the benefit of the directors and officers of the Company and its Subsidiaries currently covered by the officers’ and directors’ liability insurance policies of the Company or any of its Subsidiaries an insurance and indemnification policy that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such Person on terms with respect to coverage and in amounts no less favorable in the aggregate than those of the Company’s or any of its Subsidiaries’ directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of $170,000 (the “D&O Tail Cost”); provided, further, that if the aggregate premium for such insurance coverage exceed the D&O Tail Cost, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Surviving Corporation may satisfy its obligations under this Section 4.11(b) by purchasing a “tail” policy under the Company’s or any of its Subsidiaries’ existing directors’ and officers’ insurance policy, that in either such case (i) has an effective term of six years from the Effective Time, (ii) covers each director and officer currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains the same coverage and amounts and contains terms that are no less favorable in the aggregate, in each case, when compared to those of the Company’s or any of its Subsidiaries’ directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c)          The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of the Company as of the date of this Agreement, unless any modification thereof shall be required by Legal Requirement and then such modification shall be made only to the minimum extent required by such Legal Requirement, which provisions shall not be amended, repealed or otherwise modified, except as provided in this Section 4.11(c), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries.

(d)          The provisions of this Section 4.11 shall survive the consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her Representatives as a third-party beneficiary, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

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(e)          Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person or any other Person covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 4.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f)          If Parent, Merger Sub or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Merger Sub or the Surviving Corporation shall assume the obligations set forth in this Section 4.11.

4.12.      cooperation on tax matters.

(a)          The Company shall retain all books, records, working papers (including any documentation relating to FIN48) with respect to Tax matters pertinent to the Company or any of its Subsidiaries relating to any Pre-Closing Period.

(b)          The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body, Taxing Authority or customer of the Company or any of its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to the purchase and sale and merger hereto).

(c)          Other than any Taxes imposed upon a holder of Company Stock Options, Restricted Shares or Company Common Stock, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other or similar Taxes or fees).

4.13.      Employee Matters.

(a)          Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Termination Severance Agreements and Company Benefit Plans set forth on Part 2.7(h) of the Company Disclosure Schedule, as applicable, will occur as of the Effective Time.

(b)          From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor and provide for payment of all obligations and benefits under all Termination Severance Agreements and Company Benefit Plans and other agreements set forth on Part 4.13(b) of the Company Disclosure Schedule in accordance with their terms. Nothing contained herein shall prevent Parent from altering the benefits offered to employees after the Effective Time, or otherwise modifying the terms of, or terminating, such Termination Severance Agreements and Company Benefit Plans (with the consent of the other parties thereto if required).

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(c)          Parent shall, or shall cause the Surviving Corporation or one or more of its subsidiaries to, provide employees of the Company who continue their employment after the Effective Time (the “Continuing Employees”) with employee benefit plans, programs and policies (other than any defined benefit plans (whether qualified or nonqualified), equity-based awards or, to the extent not already a party to any such agreement, individual employment agreements) that are no less favorable in the aggregate to those employee benefits provided to similarly-situated employees of Parent and its subsidiaries.

(d)          Parent shall, or shall cause the Surviving Corporation or one or more of its subsidiaries to, provide Continuing Employees with service credit under Parent’s employee benefit plans in which the Continuing Employees become eligible to participate after the Effective Time for such Continuing Employees’ service with the Company for purposes of eligibility, participation, vesting and benefit accrual (other than under any defined benefit plan whether qualified or nonqualified) to the same extent such service was recognized under any similar Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Date; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service. Parent shall, or shall cause the Surviving Corporation or one or more of its subsidiaries to, credit Continuing Employees the amount of vacation and paid time off time that such employees had accrued under any applicable Company Benefit Plan prior to the Effective Time. With respect to any welfare benefit plans maintained by Parent or its applicable subsidiaries for the benefit of the Continuing Employees on and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or one or more of its subsidiaries to, use commercially reasonable efforts to (i) give credit, in determining any deductible limitations, co-payments and out-of-pocket maximums to any amounts paid by such Continuing Employees for the calendar year in which the Effective Time occurs, with respect to similar plans maintained by the Company and (ii) with respect to any health benefit plans maintained by Parent or its applicable subsidiaries, ensure that no eligibility waiting periods, evidence of insurability requirements, or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees (except to the extent any such requirement, limitation or exclusion applied prior to the Effective Time under a similar Company Benefit Plan).

(e)          Nothing contained in this Section 4.13, express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise, nor shall be regarded as amending any Termination Severance Agreement or Company Benefit Plan. Notwithstanding anything in this Agreement to the contrary, on and after the Effective Time, the employment of employees by the Surviving Corporation shall be subject to Parent’s usual terms, conditions and policies of employment, including, without limitation, Parent’s policies regarding modifications of the terms and conditions of employment.

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ARTICLE 5

Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

5.1.         Accuracy of Representations. Each of the representations and warranties of the Company set forth in Article 2 shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made at the Closing (except for representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date), except to the extent any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a Company Material Adverse Effect; provided that, for purposes of this Section 5.1, any representation or warranty of Company that is qualified by materiality (or words of similar import) or Company Material Adverse Effect shall be read as if such language were not present.

5.2.        Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

5.3.        Certificates.

(a)          The Company shall have provided Parent with a certificate from the chief executive officer or the chief financial officer of the Company, in his or her capacity as such, certifying that the conditions set forth in Sections 5.1 and 5.2 have been satisfied.

(b)          The Company shall have provided Parent with a certificate from the chief executive officer of the Company, in his capacity as such, certifying as to (i) the outstanding shares of Company Common Stock as of the Effective Time, and (ii) the In the Money Options as of the Effective Time, including a list thereof specifying holders, the number of shares of Company Common Stock issuable upon exercise of each In the Money Option and the exercise price of each In the Money Option (the “Consideration Certificate”).

5.4.        Stockholder Approval. The Required Stockholder Vote shall have been obtained.

5.5.        No Material Adverse Effect. Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred.

5.6.        Consents. The Consents set forth on Exhibit B shall have been obtained and shall remain in effect.

5.7.        No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order of a Governmental Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

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5.8.         No Litigation. No Legal Proceeding shall be pending: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company and its Subsidiaries; or (d) seeking to compel Parent or the Company or any Subsidiary of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions.

5.9.        Appraisal Shares. Holders of shares of Company Common Stock representing in excess of 10% of the outstanding shares of Company Common Stock shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Company Stockholders Meeting) rights of dissent in connection with the Merger.

ARTICLE 6

Conditions Precedent to Obligations of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

6.1.        Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub set forth in Article 3 shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made at the Closing (except for representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date), except to the extent any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided that, for purposes of this Section 6.1, any representation or warranty of Parent or Merger Sub that is qualified by materiality (or words of similar import) or Parent Material Adverse Effect shall be read as if such language were not present.

6.2.         Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

6.3.        Certificate. Parent shall have provided the Company with a certificate from the President of Parent certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.4.        Stockholder Approval. The Required Stockholder Vote shall have been obtained.

6.5.        Payment Fund. Parent shall have deposited or caused to be deposited with the Paying Agent at or prior to Closing cash in U.S. Dollars in an aggregate amount sufficient to pay the Per Share Merger Consideration for all issued and outstanding shares of Company Common Stock, including Restricted Shares.

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6.6.         No Restraints. No temporary restraining Order, preliminary or permanent injunction, or other Order of a Government Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

ARTICLE 7

Termination

7.1.        Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company Stockholders):

(a)          by mutual written Consent of Parent and the Company duly authorized by the Company Board and the Parent Board;

(b)          by Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. Eastern Time on March 31, 2013 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Merger to be consummated by the End Date;

(c)          by Parent or the Company if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, or (ii) a Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or prevents the consummation of the Merger;

(d)          by Parent or the Company if (i) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Stockholder Vote; provided, however, that (A) a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Required Stockholder Vote is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company has not made the payment(s) required to be made to Parent pursuant to Section 7.3(a) and, if applicable, pursuant to Section 7.3(b)(iii);

(e)          by Parent if (i) the Company Board shall have failed to recommend that the Company Stockholders to vote to adopt this Agreement, (ii) there shall have occurred a Change in Recommendation, (iii) the Company Board shall have approved, supported, or recommended any Acquisition Proposal, (iv) the Company shall have failed to include the Board Recommendation in the Proxy Statement, (v) the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall have violated or breached any of the provisions set forth in Section 4.4 or Section 4.6, or (vi) the Company, or any of its Subsidiaries shall have taken any action in any material respect inconsistent with any of the provisions set forth in Section 4.4 or Section 4.6;

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(f)          by Parent (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.1 would not be satisfied, or (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within 20 Business Days after its receipt of written notice thereof, or (iii) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 5.2 would not be satisfied;

(g)          by the Company (i) if any of Parent’s or Merger Sub’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) if (A) any of Parent’s or Merger Sub’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Parent or Merger Sub within 20 Business Days after its receipt of written notice thereof, or (iii) if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied;

(h)          by Parent if, since the date of this Agreement, there shall have been a Company Material Adverse Effect; or

(i)          by Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 4.6(c).

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the other Parties.

7.2.         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3, and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, (b) except to the extent expressly set forth in Section 7.3, the termination of this Agreement shall not relieve any Party from any liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement, which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs.

7.3.        Expenses; Termination Fees.

(a)          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

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(b)          The Company agrees to pay Parent (or its designees) an amount equal to $1,000,000, inclusive of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (the “Termination Fee”) if this Agreement is terminated:

(i)          by Parent pursuant to Section 7.1(e);

(ii)         by Parent or the Company pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(f) and, in either case, (x) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board, and (y) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within 12 months of such termination of the Agreement;

(iii)        by Parent or the Company pursuant to Section 7.1(d) and (x) on or before the date of the Company Stockholders Meeting by the Required Stockholder Vote an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board, and (y) a definitive Agreement is entered into by the Company with respect to such Acquisition Proposal within 12 months of such termination of the Agreement; or

(iv)         by Company pursuant to Section 7.1(i);

(c)          If this Agreement is terminated by the Company pursuant to Section 7.1(g), Parent agrees to pay Company an amount equal to $2,000,000, inclusive of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (the “Reverse Termination Fee”) if at the Closing all conditions set forth in Article 5 have been satisfied (other than those conditions to be satisfied as of the Closing Date).

(d)          Any Termination Fee or Reverse Termination Fee required to be paid (i) pursuant to Section 7.3(b)(i) shall be paid within two (2) Business Days after termination by Parent or (ii) pursuant to Sections 7.3(b)(ii), (iii) or 7.3(c) shall be paid within two Business Days after the event giving rise to such payment. In no event shall payment of more than one Termination Fee or Reverse Termination Fee be made by any Party. Notwithstanding anything to the contrary contained in this Agreement:

(1) Parent’s right to receive the Termination Fee pursuant to Section 7.3(b) shall be Parent’s sole and exclusive remedy against the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of any of the Contemplated Transactions to be consummated in circumstances giving rise to the obligation of the Company to pay the Termination Fee;

(2) Company’s right to receive the Reverse Termination Fee pursuant to Section 7.3(c) shall be Company’s sole and exclusive remedy against Parent, any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of any of the Contemplated Transactions to be consummated in circumstances giving rise to the obligation of Parent to pay the Reverse Termination Fee; and

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(3) upon payment of the Termination Fee or Reverse Termination Fee pursuant to this Section 7.3(d), none of the Company or Parent, or any of their Subsidiaries, or their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions (other than any obligation to pay any amounts due pursuant to Section 7.3(e)).

(e)          If the Company or Parent fails to pay when due any amount payable under this Section 7.3, then (i) the Company or Parent, as the case may be, shall reimburse the other Party for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by the Company or Parent, as the case may be, of its rights under this Section 7.3, and (ii) the Company or Parent, as the case may be, shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such Party in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(f)          The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE 8

Miscellaneous Provisions

8.1.         Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors, in the case of the Company and Merger Sub), whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2.         Remedies Cumulative; Waiver.

(a)          The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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(b)          At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3.         No Survival. None of the representations and warranties contained in this Agreement, or any covenant in this Agreement, shall survive the Effective Time.

8.4.        Entire Agreement. This Agreement, including the schedules, exhibits, and amendments hereto, and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5.        Execution of Agreement; Counterparts; Electronic Signatures.

(a)          The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

(b)          The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

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8.6.         Governing Law; Exclusive Jurisdiction, Venue; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, construed and enforced in accordance with, the Legal Requirements of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, unless jurisdiction over such matter is vested exclusively in the federal courts, in which case, any United States court sitting in Wilmington, Delaware. The Parties hereto hereby (i) submit to the exclusive jurisdiction of such court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.6 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 7.3, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States sitting in Wilmington, Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)          WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7.         Disclosure Schedules.

(a)          The Company Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Article 2.

(b)          Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Article 2.

8.8.         Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns.

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8.9.         No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third-party beneficiaries of, and entitled to enforce, Section 4.11, and provided further that no Consent of the Indemnified Persons shall be required to amend any provision of the Agreement prior to the Effective Time.

8.10.       Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next Business Day) and (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Parties):

Company:
Tii Network Technologies, Inc.

141 Rodeo Drive

Edgewood, New York 11717

Attention: Brian J. Kelley
Fax no.: (631) 789-2228

with a copy to (which shall not constitute notice hereunder):
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: Richard A. Rubin, Esq.
Fax no.: (212) 704-6288

Parent and Merger Sub:
80 Skyline Drive
Suite 101
Plainview, New York 11803
Attention: Parag Mehta
Fax no.: (516) 433-1461

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with a copy to (which shall not constitute notice hereunder):
Edwards Wildman Palmer LLP
750 Lexington Avenue
New York, New York 10022
Attention: Geoffrey Etherington
Fax no.: (212) 308-4844

8.11.      Construction; Usage.

(a)          In this Agreement, unless a clear contrary intention appears:

(i)          the singular number includes the plural number and vice versa;

(ii)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)        reference to any gender includes each other gender;

(iv)         reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)          reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)         “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii)        “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)      all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

(ix)         “or” is used in the inclusive sense of “and/or;”

(x)          with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

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(xi)         references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the Party to whom such representations and warranties are being made).

(b)          This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c)          The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12.      Enforcement of Agreement. The Parties acknowledge and agree that irreparably would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Parties may be entitled, at law or in equity, the Parties shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no Party hereto shall allege, and the Parties hereby waive the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

8.13.      Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

8.14.      [Removed and Reserved].

8.15.      Certain Definitions.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.4(c)(i).

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 4.6(b).

“Acquisition Proposal” shall mean any proposal, offer, inquiry or indication of interest, including any proposal or offer from or to the Company Stockholders, made by any Person or “group” (as defined under Rule 13(d) of the Exchange Act) other than Parent, whether in a single transaction or series of related transactions, and whether directly or indirectly, contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

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(a)          any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or

(b)          any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition, or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries.

“Action” shall have the meaning set forth in Section 4.11(a).

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Option Exercise Price” means an amount equal to sum for all of the In the Money Options as of the Effective Time of (a) the number of shares of Company Common Stock issuable upon exercise of each In the Money Option, whether or not such In the Money Option is then exercisable, multiplied by (b) the exercise price of such In the Money Option, as set forth on the Consideration Certificate accepted by Parent (which acceptance shall not be unreasonably withheld, conditioned or delayed).

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local, or foreign.

“Applicable Date” shall have the meaning set forth in Section 2.4.

“Appraisal Share” shall have the meaning set forth in Section 1.9.

“Blue Sky Laws” shall have the meaning set forth in Section 2.2(c).

“Board Recommendation” shall have the meaning set forth in Section 4.6(a).

“Book Entry Shares” mean uncertificated shares of Company Common Stock represented by a book entry.

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“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized pursuant to Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Recommendation” shall have the meaning set forth in Section 4.6(b).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Agreement” shall have the meaning set forth in Section 2.10(k).

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” shall have the meaning set forth in Section 2.5(a).

“Company Benefit Plans” shall have the meaning set forth in Section 2.11(a).

“Company Board” shall have the meaning set forth in the Recitals, paragraph B.

“Company Common Stock” shall have the meaning set forth in Section 1.5(a)(i).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Credit Facility” means a Credit Agreement dated December 15, 2006 between the Company and the Company Lender, as amended by the Amendments to Line of Credit Note and Credit Agreement dated as of December 28, 2008 and December 28, 2010, and as further amended.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.7 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

“Company IP” means all Intellectual Property owned, used, held for use, or exploited by the Company or any of the Company Subsidiaries, including all Owned Company IP and Licensed Company IP.

“Company Lender” means JPMorgan Chase Bank, N.A.

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“Company Material Adverse Effect” means events, violations, circumstances, or other matters which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions, or (iii) Parent’s ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following, or any effect relating to or resulting therefrom, shall be deemed either in and of itself, or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the Transactions, any actions or omissions of Parent or any of its Affiliates related to this Agreement, or any facts or circumstances concerning Parent or any of such Affiliates related to this Agreement, (iv) changes in Tax laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) changes in the market price or trading volume of the Company Common Stock (but not the underlying reasons therefor unless such reasons would otherwise be excepted from this definition), (vi) the failure by the Company to meet any expected or projected financial or operating performance target, as well as any change by the Company in any expected or projected financial or operating performance target (but not the underlying reasons therefor unless such reasons would otherwise be excepted from this definition), (vii) acts of God, national or international hostilities, war (whether or not declared) or terrorism, (viii) compliance with the terms and conditions of this Agreement by the Company or as consented to in writing by Parent or Merger Sub (ix) any breach of this Agreement by Parent or Merger Sub or (x) results for the quarter ended March 31, 2012 materially consistent with those set forth in Part 8.15 of the Company Disclosure Schedule, so long as, in the case of clauses (i), (ii), (iv) and (vii), the effect on the Company and its subsidiaries, taken as a whole, is not disproportionate to that on other companies in the industry in which the Company operates.

“Company Preferred Stock” means the preferred stock, $1.00 par value per share, of the Company.

“Company SEC Documents” shall have the meaning set forth in Section 2.4.

“Company Source Code” means any source code, or any portion, aspect, or segment of any source code, relating to any Proprietary Rights owned by or licensed to the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries.

“Company Stock-Based Right” shall have the meaning set forth in Section 2.3(d).

“Company Stock Certificate” means a valid certificate representing shares of Company Common Stock, including Restricted Shares.

“Company Stock Options” shall have the meaning set forth in Section 1.5(a)(ii).

“Company Stockholders” shall have the meaning set forth in the Recitals, paragraph B.

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“Company Stockholders Meeting” shall have the meaning set forth in Section 4.6(a).

“Confidentiality Agreement” means the non-disclosure agreement between the Company and Parent dated as of May 1, 2009, as modified by a letter agreement between the Company and Parent dated April 4, 2012.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Consideration Certificate” shall have the meaning set forth in Section 5.3(b).

“Contemplated Transactions” shall have the meaning set forth in Section 2.2(a).

“Continuing Employees” shall have the meaning set forth in Section 4.13(c).

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature that is legally binding, but excluding sales and purchase orders entered into in the ordinary course of business.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Department of Labor” means the United States Department of Labor.

“Department of the Treasury” means United States Department of the Treasury.

“DGCL” shall have the meaning set forth in the Recitals, paragraph A.

“D&O Insurance” shall have the meaning set forth in Section 4.11(b).

“D&O Tail Cost” shall have the meaning set forth in Section 4.11(b).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 7.1(b).

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“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” shall have the meaning set forth in Section 2.13(n).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means with respect to any entity, trade or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“FCPA” shall have the meaning set forth in Section 2.19.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 2.5 were prepared.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

“Hazardous Substance” shall have the meaning set forth in Section 2.13(n).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Persons” shall have the meaning set forth in Section 4.11(a).

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“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, customer and vendor lists, know how, and other confidential and/or proprietary information and rights to limit the use or disclosure thereof by any Person, (d) manufacturing, techniques and processes, (f) product models and drawings, CAD files, sketches and prototypes, (g) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works, or other materials), (h) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (i) specifications, designs and industrial designs, (j) Internet domain names, (k) rights of publicity and other rights to use the names and likeness of individuals, (l) moral rights, and (m) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (l) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“In the Money Options” means outstanding Company Stock Options as of the Effective Time having per share exercise prices of less than the Per Share Merger Consideration.

“IRS” shall have the meaning set forth in Section 2.10(d).

“Issued Patents” means all issued patents, reissued or reexamined patents, reexamination certificates, revivals of patents, utility models, certificates of invention, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“Knowledge” means, with respect to the Company and its Subsidiaries, the actual knowledge, after reasonable inquiry, of the “named executive officers,” set forth in the Company definitive proxy statement for its 2012 Annual meeting filed with the SEC and that are still employed by the Company as of the date of this Agreement, or with respect to Parent, the actual knowledge, after reasonable inquiry, of the executive officers of Parent.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body, or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq).

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“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that the Company or any of the Company Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Material Contract” shall have the meaning set forth in Section 2.15(a).

“Merger” shall have the meaning set forth in the Recitals, paragraph A.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Nasdaq” means the Nasdaq Stock Market.

“National Labor Relations Board” means the National Labor Relations Board, an independent agency of the U.S. government created by Congress pursuant to the National Labor Relations Act.

“Off-Balance Sheet Arrangement” means off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K of the SEC.

“Option Merger Consideration” shall have the meaning set forth in Section 1.5(a)(ii).

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Organizational Documents” shall have the meaning set forth in Section 2.1(b).

“Outstanding Shares” shall have the meaning set forth in Section 2.3(b)(i).

“Owned Company IP” means the Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals, paragraph C.

“Parent Material Adverse Effect” means any change, effect, event, or occurrence that prevents or materially impedes, interferes with, hinders, or delays the ability of Parent or Merger Sub to consummate the Merger or any of the other Contemplated Transactions or to perform any of their respective obligations under this Agreement.

“Part” means a part or section of the Company Disclosure Schedule.

“Party” means a party to the Agreement.

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“Patents” means the Issued Patents and the Patent Applications, world-wide.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, reissue proceedings, invention disclosures, and records of invention.

“Paying Agent” shall have the meaning set forth in Section 1.7(a)(i).

“Payment Fund” shall have the meaning set forth in Section 1.7(a)(i).

“Permitted Lien” shall have the meaning set forth in Section 2.9.

“Per Share Merger Consideration” means $2.15.

“PBGC” means the Pension Benefit Guaranty Corporation, an independent agency of the U.S. government created by ERISA.

“Person” means any individual, Entity, or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1(a).

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, know-how, and (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Proxy Statement” means a proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Body.

“Regulation S-K” means SEC Regulation S-K.

“Regulation S-X” means SEC Regulation S-X.

“Release” shall have the meaning set forth in Section 2.13(n).

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

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“Required Stockholder Vote” shall have the meaning set forth in Section 2.2(a).

“Reverse Termination Fee” shall have the meaning set forth in Section 7.3(c).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Section 262” shall have the meaning set forth in Section 1.9.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicited Person” shall have the meaning set forth in Section 4.4(a).

“Subsidiary” means an Entity of which the Company directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (except that all references to “20%” in the definition of “Acquisition Proposal” shall be replaced with 50%) made by any Person (other than a Party to this Agreement), which the Company Board determines in its good faith judgment (after consultation with their financial advisor and outside legal counsel and after taking into account all material legal, financial (including the financing terms thereof), regulatory, timing and other material aspects of the proposal, as well as any modification to this Agreement that the Parent and Merger Sub agree in writing to make in accordance with Section 4.6(c)), (A) is on terms that are more favorable to the Company Stockholders than the Contemplated Transactions and (B) is capable of being consummated within a reasonable period of time.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

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“Tax Ruling” shall have the meaning set forth in Section 2.10(k).

“Taxing Authority” means any Governmental Body having jurisdiction in matters relating to Tax matters.

“Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Termination Severance Agreements” shall have the meaning set forth in Section 2.7(h).

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, vendor lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means , on a world-wide basis, all (a) common law trademarks, service marks, all other types of marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, all other types of marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, all other types of marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“United States Treasury Regulations” means all temporary and final regulations promulgated under the Code by the Department of the Treasury.

“U.S.C.” means the United States Code of 1926, as amended.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Tii NETWORK TECHNOLOGIES, INC.

By:	/s/ Brian J. Kelley
Name:	Brian J. Kelley
Title:	President and Chief Executive Officer

KELTA, INC.

By:	/s/ Parag Mehta
Name:	Parag Mehta
Title:	President

KELTA NETWORKS, INC.

By:	/s/ Parag Mehta
Name:	Parag Mehta
Title:	President

A-66

ANNEX B

OEM Capital

Technology Investment Banking

Software — Communications — Computers — Electronics

May 13, 2012

Board of Directors

Tii Network Technologies, Inc.

141 Rodeo Drive

Edgewood, NY 11717

Re:   Tii Network Technologies, Inc. Fairness Opinion

Dear Sirs:

The Board of Directors of Tii Network Technologies, Inc., a Delaware corporation (“Tii” or the “Company”) has contacted OEM Capital Corp. (“OEM Capital”) and requested our opinion as investment bankers (the “Fairness Opinion”) as to whether the terms of the Transaction (as defined below) are fair from a financial point of view to the Company and its shareholders (the “Engagement”).

We understand that Tii is party to an Agreement and Plan of Merger by and among Tii, Kelta Incorporated, a Delaware corporation (“Kelta”), and Kelta Networks, Inc., a Delaware corporation and wholly owned subsidiary of Kelta (“Merger Sub”), dated May 13, 2012 (the “Agreement”). The Agreement provides that Tii will effect a merger of Merger Sub with and into Tii, with Tii remaining as the surviving entity. Each share of the common stock of Tii, par value $0.01, will be converted into a right to receive cash consideration. Further, each outstanding incentive or nonqualified option to purchase Tii’s common stock through its various employee share option and compensation plans shall become fully exercisable and vested, and subsequently cancelled with the holder of such option having a right to receive cash consideration. As a result of these and other provisions contained in the Agreement, Tii will become a wholly-owned subsidiary of Kelta. (Hereinafter, the merger contemplated under the Agreement will be referred to as the “Transaction”).

As you are aware, OEM Capital previously acted as financial advisor to Tii regarding Tii’s acquisition of Porta Systems in 2009 and 2010, and we have received a fee for our services in that capacity.

In the course of this Engagement, we have reviewed certain financial and business information as provided by the Company as well as from publicly available independent sources. For purposes of the Fairness Opinion, we have reviewed the following:

(1)	Reviewed historical financial statements of the Company audited by KPMG, Tii’s auditors;

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OEM Capital

(2)	Certain internal financial statements and other financial and operating data concerning the Company as prepared by its management team;
(3)	Certain financial projections prepared by the management of the Company, as of May 9, 2012;
(4)	Discussions with senior executives of the Tii as to past and current operations and financial condition and prospects of the Company;
(5)	Reported stock prices and trading volume of the Company s common stock;
(6)	The financial performance of the Company and the prices and trading volume its common stock relative to and in comparison with that of certain other publicly-traded companies in the industry and their securities;
(7)	The Agreement with Kelta and certain related documents; and
(8)	The financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions of similar companies to the Company.

In giving this Fairness Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or provided to us by Tii for purposes of this Fairness Opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have relied upon, without independent verification, the assessment by the management of Tii of the Company’s products, and the validity of, and risks associated with, the Company’s existing and future products. We have not made any independent evaluation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such evaluation or appraisal. Our Fairness Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this Fairness Opinion, we do not have any obligation to update, revise, or reaffirm this Fairness Opinion. OEM Capital expresses no opinion as to the Company’s underlying business decision to effect the Transaction. We have not been asked, nor have we provided, an opinion of appropriateness to the shareholders of the inclusion of any “go-shop” or “no-shop” provision in the Agreement. We disclaim any and all liability arising from the inclusion of such a “go-shop” or “no-shop” provision in the Agreement. Furthermore, we express no opinion regarding the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company.

As part of its current engagement by the Company regarding this Transaction, OEM Capital is also acting as financial advisor to the Board of Directors. We will receive a fee for our services rendered in this Engagement, a portion of which we have already received, and the balance of which we will receive upon the delivery to the Board of Directors of this Fairness Opinion. Our fee is not contingent on the success of the Transaction being consummated. In addition, the Company has agreed to indemnify us from certain liabilities arising out of this Engagement.

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OEM Capital

In addition to this Engagement, OEM Capital has been retained to provide financial advisory services with respect to any unsolicited offers that may be made during the no-shop period of the Transaction. We will also receive a fee for our services rendered in this capacity.

Based upon and subject to the foregoing, our experience as investment bankers, on the basis of our review and analysis and such other factors as we deemed relevant, it is our opinion, as of the date hereof, that the terms of the Transaction are fair from a financial point of view to the Company and its shareholders.

The issuance of this opinion has been approved by a fairness opinion committee of OEM Capital. This letter is provided to the Board of Directors of Tii in connection with and for the purposes of its evaluation of the Transaction. This Fairness Opinion does not constitute a recommendation to any shareholder of Tii as to how such shareholder should vote with respect to the Transaction or any other matter.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent; except that the Company may include information concerning this Fairness Opinion in any filing required by applicable securities laws; provided, however, that such disclosure must meet with OEM Capital’s reasonable approval.

Very truly yours,

OEM CAPITAL CORP.

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ANNEX C

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262.   APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

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(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

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(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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IMPORTANT SPECIAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM EST on [●], 2012.

Vote by Internet

- Go to **www.envisionreports.com/TIII**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A Proposals — The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

Proposal	For	Against	Abstain
1. To approve and adopt the Agreement and Plan of Merger, dated as of May 13, 2012, by and among Kelta, Inc., Kelta Networks, Inc., and Tii Network Technologies, Inc.	☐	☐	☐
2. To approve, on a non-binding advisory basis the compensation that may be paid or become payable to the Company's named executive officers in connection with the merger.	☐	☐	☐
3. To adjourn or postpone the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This section must be completed for your vote to be counted. Date and Sign Below. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as an attorney, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT
1UPX 1404091

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01HLVB

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of
Tii Network Technologies, Inc. Stockholders
[•], 2012, 2012, 10:00 a.m. Local Time
Sheraton Long Island Hotel

110 Vanderbilt Motor Parkway

Hauppauge, NY 11787

Upon arrival, please present this admission ticket.

DIRECTIONS TO ANNUAL MEETING OF STOCKHOLDERS

The hotel is located at 110 Vanderbilt Motor Parkway in Hauppauge, on Long Island, New York, approximately 40 miles east of the Queens Midtown Tunnel in New York City. The following are directions to the hotel. You can also call the hotel for directions. The telephone number of the hotel is (631) 231-1100.

From Points West (including New York City) of Hauppauge, New York: Take the Long Island Expressway (I-495) east to Exit 53. After exiting I-495, continue on the Service Road, and, past the Sagtikos Parkway, follow the sign for Wicks Road. Make a left onto Wicks Road and then make a right at the first traffic light onto Motor Parkway. The hotel will be on your left.

From Points East of Hauppauge, New York: Take the Long Island Expressway (I-495) west to Exit 53. Take the ramp toward Wicks Road. Then turn right at the first traffic light onto Motor Parkway. The hotel will be on your left.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

tii

Proxy — TII NETWORK TECHNOLOGIES, INC.

Special Meeting of Stockholders, [•], 2012
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Tii Network Technologies, Inc., a Delaware corporation (the "Company"), hereby appoints Brian J. Kelley and Stacey L. Moran, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the special meeting of stockholders of the Company to be held on [•], 2012 at 10:00 a.m. local time, at the Sheraton Long Island Hotel located at 110 Vanderbilt Motor Parkway, Hauppauge, New York, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. **If signed and no direction is given for any item, the shares represented by this Proxy will be voted "FOR" the proposal to approve and adopt the merger agreement, "FOR" approval of the nonbinding advisory proposal regarding executive compensation and "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.** The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on [•], 2012 and the related Proxy Statement.